Exhibit 99.1

Sarah Friar to Step Down as Square CFO

David Viniar, Square’s Lead Independent Director, former CFO of Goldman Sachs and current member of its Board of Directors, will lead search for a new CFO

Friar will stay into December to ensure orderly transition

SAN FRANCISCO, CA – October 10, 2018 – Square Inc. (NYSE: SQ) announced today that Sarah Friar has informed the company of her intention to step down as Chief Financial Officer of Square in order to accept an offer to become Chief Executive Officer of Nextdoor.

David Viniar, Square’s Lead Independent Director, former CFO of Goldman Sachs and current member of its Board of Directors, will lead the search for a new CFO. Friar will stay at Square into December to ensure an orderly transition.

“As Square’s CFO, Sarah steered us through an IPO and helped build a growing ecosystem of businesses that will scale into the future,” said Jack Dorsey, CEO of Square. “Sarah leaves us having established a culture of entrepreneurship and discipline across the entire company. She has been an amazing leader, partner, and friend, and we are grateful for all she’s done for Square.”

“These past six years at Square have been an incredible journey,” said Sarah Friar. “It is rare to work at a company that aligns such a meaningful purpose with unbounded market opportunity. It has been a privilege to work with such a talented executive team, who pushed me and the company to move further and faster every day.”

Media contact:

press@squareup.com

Investor Relations contact:

ir@squareup.com

About Square, Inc.

Square, Inc. (NYSE:SQ) creates tools that help sellers start, run, and grow their businesses. Square enables sellers to accept card payments and also provides reporting and analytics, next-day settlement, and chargeback protection. Square’s point-of-sale software and other business services help sellers manage inventory, locations, and employees; access financing; engage buyers; build a website or online store; and grow sales. The Cash App is an easy way to send, spend, and receive money, and Caviar is a food-ordering platform. Square was founded in 2009 and is headquartered in San Francisco, with offices in the United States, Canada, Japan, Australia, Ireland, and the UK.